Exhibit 5.1

March 28, 2017

Yamana Gold Inc.
Royal Bank Plaza, North Tower
200 Bay Street, Suite 2200
Toronto, Ontario M5J 2J3

Dear Ladies and Gentlemen:

Re:                             Yamana Gold Inc. - Registration Statement on Form F-3

We have acted as Canadian counsel to Yamana Gold Inc. (the “Company”) in connection with the registration, on Form F-3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, of 93,428,284 common shares in the capital of the Company (the “Common Shares”) issuable pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”).

In connection with the opinion hereinafter expressed, we have examined such statutes and public records and original or certified copies of corporate records of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinions which were not independently established, we have relied upon certificates of public officials and of an officer of the Company. In such examination, we have assumed:

(i)                  the legal capacity of all individuals signing documents,

(ii)               the genuineness of all signatures,

(iii)            the authenticity and completeness of all documents submitted to us as originals, and

(iv)           the conformity to authentic original documents of all documents submitted to us as copies.

We have also considered such questions of law as we have considered necessary as a basis for the opinion hereinafter set forth.

We have not made an independent examination of the laws of any jurisdiction other than the Province of Ontario and the laws of Canada applicable therein and we do not express or imply any opinion with respect to laws of any other jurisdiction.  The opinion expressed herein is based on legislation and regulations in effect on the date hereof.

Based upon, and subject to the foregoing, we are of the opinion that:

1.                                      93,428,284 Common Shares, if as and when issued in accordance with the terms and conditions of the Plan, will be issued as fully paid and non-assessable Common Shares; and

2.                                      subject to the assumptions, qualifications, limitations and restrictions set out therein, the summary set forth in the Registration Statement under the caption “Certain Canadian Federal Income Tax Considerations”, is a fair and accurate summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. Such consent is not an admission that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ CASSELS BROCK & BLACKWELL LLP